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                                                                  EXHIBIT (d)(5)


                              EMPLOYMENT AGREEMENT

     THIS AGREEMENT made this 29th day of October, 2001, by and between Odwalla, Inc. ("Company"), and Stephen C. Williamson ("Employee"),

                              W I T N E S S E T H:

     WHEREAS, Company acknowledges that Employee has provided valuable service to Company prior to its anticipated merger with Perry Phillip Corp.; and,

     WHEREAS, Company desires to retain Employee at the Effective Time, as defined in the Agreement and Plan of Merger dated October 29, 2001 among The Coca-Cola Company, Perry Phillip Corp. and Company (the "Close"); and,

     WHEREAS, Employee is willing to be employed by Company; and

     WHEREAS, upon the Close, Employee and Company wish to replace the existing employment agreement between Employee and Odwalla, Inc. dated December 21, 1999.

     NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties agree as follows:

     1. Employment. Contingent upon the Close, Company hereby employs Employee as Chief Executive Officer and Employee hereby accepts such employment and agrees to perform such duties as are customarily performed by one holding such position and to render these or any other services and duties consistent with such position as may be assigned from time to time by Company.

     2. Performance of Employee's Duties. The Employee agrees to devote substantially all of his business time to the faithful performance of his duties for Company and to render service to Company to the best of his ability, experience and talent to the reasonable satisfaction of Company. Such duties shall be rendered at such place or places as Company shall require in accordance with the best interests, needs, business and opportunities of Company. Employee's office will be located in the San Francisco Bay Area and his duties shall be primarily performed there.

     3. Term of Employment. The term of employment shall commence upon the Close, and terminate on December 31, 2002, unless renewed by the parties. The term of employment will be renewed automatically for an additional one (1) year period on December 31, 2002 and on each anniversary thereafter, unless one party gives the other written notice sixty (60) days in advance of any renewal period. In no event shall the term of employment under this Agreement extend beyond December 31, 2005.

     4. Compensation. All compensation under this Agreement is subject to withholding required by law.

          a. Salary. Company agrees to pay Employee, in consideration for Employee's services hereunder, a salary at the rate of four-hundred fifty thousand dollars ($450,000) annually, payable in equal semi-monthly installments or in accordance with Company's normal pay practices as may be altered from time to time by Company. Company shall review annually Employee's compensation and shall determine, in its sole discretion, whether and how much the existing compensation shall be adjusted.

          b. Special Performance Award. Employee shall be eligible for a Special Performance Award, payable in stock options of The Coca-Cola Company, depending on performance against full year 2002 revenue dollar growth and operating income rate targets. The performance targets will be agreed upon shortly after the Close. For achieving the revenue and operating income targets, the stock option award will equal 20,000 stock options. The award will be granted in 1st Q 2003. Employee must have been an employee of Company during the entirety of calendar year 2002 to be eligible for the award payment.

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     5.  Other Benefits.

     a. Company shall provide Employee with such fringe benefits as are normally provided to employees of Company holding positions and performing duties substantially similar to those performed by Employee. Employee will be entitled to five weeks of paid vacation per year. Employee will be covered under Company's directors and officer insurance program and will be indemnified to the fullest extent permitted by applicable law for Employee's actions taken on behalf of Company

     b. Employee shall be eligible to participate in The Coca-Cola Company's stock option program, as it exists from time-to-time, as if an employee at job grade level 17.

     6. Expenses. Company shall reimburse Employee for reasonable travel and other business expenses, including business class air travel, incurred by Employee in the performance of his duties, in accordance with Company policies, as Company may amend them.

     7.  Death, Incapacity or Illness of Employee.

     a. If Employee dies during the term of this Agreement, Company shall pay to the estate of the Employee only the compensation then due and owing. Except as herein provided, the death of Employee shall terminate this Agreement and discharge Company from any further liability for the payments provided herein.

     b. In the event Employee becomes disabled, ill or unable to perform his duties under this Agreement, his salary compensation shall continue for a period of one hundred and eighty (180) days or until the expiration of this Agreement, whichever comes first, and then will be suspended until the Employee can resume performance of his duties during the remaining term of this Agreement, if any.

     8. Expiration. At the expiration of Employee's term of employment (in accordance with Paragraph 3 hereof), provided neither Company nor Employee has previously terminated this Agreement as described in Paragraphs 9, 10, 11, or 12 hereof, Company shall:

          a. Pay Employee his base salary then in effect for a period of one year following the date of expiration (which amount shall be offset against any severance payments to which Employee might be entitled under any severance pay plan or policy of Company); and

          b. Reimburse Employee for the cost of acquiring health benefits for Employee and his family through COBRA for a period of one year.

     9. Termination for Cause. Company may terminate this Agreement immediately without liability or further obligation hereunder upon written notice to Employee if the Employee commits any one or more of the following acts:

          a. Willful damaging of Company's property, business, reputation or goodwill;

          b.  Commission of a felony;

          c.  Death, theft, dishonesty, fraud or embezzlement;

          d. Inattention to or neglect of the duties to be performed by Employee that is not the result of illness or accident and that is materially harmful to Company;

          e. The use of alcohol, narcotics or other controlled substances to the extent that it prevents the Employee from efficiently performing services for Company;

          f.  Willfully injuring of any other employee of Company;

          g. Willfully injuring any person in the course of performance of services for Company;

          h. Disclosing to a competitor or other unauthorized persons confidential or proprietary information or secrets of Company;

          i. Solicitation of business on behalf of a competitor or a potential competitor;

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          j.  Harassment of any other employee of Company or the commission of any act which otherwise creates an offensive work environment for other employees of Company;

          k. Failure of Employee for any reason within five days after receipt by Employee of written notice thereof from Company, to correct, cease or otherwise alter any insubordination, failure to comply with instructions or other act or omission to act that in the opinion of Company does or may materially adversely affect its business or operations; or

          l.  Breach by Employee of any material term of this Agreement;

     No act shall be willful if it is performed in good faith and with the belief that it is in Company's best interests. Company shall not be limited to termination as a remedy for any improper or illegal act of Employee, but may also seek damages, injunction or such other remedy as it may deem appropriate under the circumstances.

     10. Termination Not for Cause. Company may terminate this Agreement at any time upon written notice to Employee for any reason not stated in Paragraph 9 hereof, provided Company:

          a. Pays Employee his base salary then in effect for a period of one year following the date of termination (which amount shall be offset against any severance payments to which Employee might be entitled under any severance pay plan or policy of Company); and

          b. Reimburses Employee for the cost of acquiring health benefits for Employee and his family through COBRA for a period of one year.

          c. In the event of a termination not for cause, the parties shall negotiate the treatment of the Special Performance Award.

     11. Termination by Employee for Good Reason. Employee may terminate this Agreement for Good Reason at any time upon written notice to Company. "Good Reason" shall mean either: (i) Company causes Employee to cease to be Chief Executive Officer of Company and have a position, duties and responsibilities commensurate with such a title; (ii) Company reduces Employee's base salary; or
(iii) Company requires Employee to relocate outside the San Francisco Bay area. In the event Employee terminates his employment for Good Reason, Company shall:

          a. Pay Employee his base salary then in effect for a period of one year following the date of termination (which amount shall be offset against any severance payments to which Employee might be entitled under any severance pay plan or policy of Company); and

          b. Reimburse Employee for the cost of acquiring health benefits for Employee and his family through COBRA for a period of one year.

          c. In the event of a termination for Good Reason, the parties shall negotiate the treatment of the Special Performance Award.

     12. Termination by Employee Not for Good Reason. In the event Employee terminates this Agreement not for Good Reason, Company shall have no further obligation to Employee under this Agreement.

     13. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Employee (i) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986 as amended (the "Code"), and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then Employee's benefits under this Agreement shall be either (a) delivered in full, or (b) delivered as to such lesser extent as would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Employee on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

     Unless Company and Employee otherwise agree in writing, any determination required under this Paragraph shall be made in writing by Company's independent public accountants (the "Accountants"),

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whose determination shall be conclusive and binding upon Employee and Company for all purposes. For purposes of making the calculations required by this Paragraph 13, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. Company and Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Paragraph 13. Company shall bear all costs that the Accountants may reasonably incur in connection with any calculations contemplated by this Paragraph 13.

     14. Limitations on Other Employment. During the term hereof, Employee shall not enter into the services of or be employed in any capacity or for any purposes whatsoever, whether directly or indirectly, by any person, firm, Company or entity other than Company, and will not, during said period of time, be engaged in any business, enterprise or undertaking other than employment by Company, with the exception that Employee may serve on the board of directors of charitable organizations, and may continue his business relationships with Avenal Land and Oil Company, Dalraddy Vineyards, and Kransco Inc., to the extent doing so will not violate Paragraph 15 hereof.

     15.  Nonsolicitation and Noncompetition.

          a. Employee agrees that he will not at any time while employed by Company and for a period of two years following the expiration or termination of his employment (the "Nonsolicitation Period"), whether voluntarily or involuntarily, directly or indirectly for himself or any other person or entity solicit, interfere with or endeavor to entice away from The Coca-Cola Company or any of its direct or indirect subsidiaries (collectively, "KO") any other Employee of KO. Additionally, Employee agrees that during the Nonsolicitation Period any employment by Employee or any entity in which he has an interest, directly or indirectly (other than a publicly traded company in which he does not have a controlling interest) of any person who was in the employ of KO within the preceding year, shall be a violation of this paragraph.

          b. Employee agrees that he will not at any time while employed by Company and for a period of one year following expiration or termination of his employment (the "Noncompetition Period"), for himself or on behalf of any person, partnership, trust, company or other entity other than KO for whatever reason engage, directly or indirectly (either as an employee, officer, director, partner, shareholder, consultant or independent contractor), in the manufacture, sale, or distribution of non-alcoholic beverages in the United States. Employee further agrees that during the Noncompetition Period he will not be connected, directly or indirectly, with any person, the portion of any firm or company engaged in the manufacture, sale, or distribution of non-alcoholic beverages in the United States and that he will not directly or indirectly be employed or become a partner, officer or stockholder of the portion of any firm or company engaged in such business within the United States.

     c. If in any judicial proceeding, a court shall refuse to enforce this Agreement, whether because the time limit is too long or because the restrictions contained herein are more extensive (whether as to geographic area, scope of business or otherwise) than is necessary to protect the business and goodwill of KO, it is expressly understood and agreed between the parties hereto that this Agreement is deemed modified to the extent necessary to permit this Agreement to be enforced in any such proceedings.

     d. If Company or its successors in interest shall make application to a court of competent jurisdiction for injunctive relief, then the Nonsolicitation and Noncompetition Periods specified herein shall be tolled from the time of application for injunctive relief until the date of final adjudication of the claim for injunctive relief. Additionally, Employee waives, to the greatest extent permissible, any requirement that Company post bond or other security as a precondition to an injunction, whether temporary or permanent.

     e. Employee acknowledges that compliance with this paragraph is necessary to protect the goodwill and other proprietary interests of Company and that a breach of this paragraph will give rise to irreparable and continuing injury to Company that is not adequately compensable in monetary damages or at law. Accordingly Employee agrees that Company, its successors and assigns may obtain injunctive relief against the breach or threaten breach of the foregoing provisions, in addition to any other legal remedies which may be available to

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it under this Agreement. Employee further acknowledges that in the event of his termination or expiration of employment with Company, his knowledge, experience and capabilities are such that Employee can obtain employment in business activities which are of a different or noncompeting nature than those performed in the course of employment with Company; and that the enforcement of a remedy hereunder by way of injunction will not prevent Employee from earning a reasonable livelihood.

16.  CONFIDENTIAL INFORMATION, TRADE SECRETS, AND INTELLECTUAL PROPERTY.

     a. During the term of this Agreement and at all times thereafter, Employee will keep in confidence and will not publish, use or disclose to others, without the prior written consent of Company, any Trade Secrets or other confidential information related to KO or KO's business. As used herein, the phrase "Trade Secret" is to be considered as used in accordance with the definition of Trade Secret found under Georgia law in effect at the time of the execution of this Agreement. Without limiting this definition, and for information purposes only, a Trade Secret is the whole or any portion of any technical or non-technical information, including a formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan or customer or supplier information that is actually or potentially valuable because it is not generally known to others and that is subject to reasonable efforts by KO to maintain its secrecy.

     b. Upon leaving the employ of Company, Employee will not take with him any written, printed or electronically stored Trade Secret, or other confidential information or any other property of KO obtained by him as the result of his employment, or any reproductions thereof. All such property and all copies thereof shall be surrendered by Employee to Company on termination of employment or at any time on request by Company.

     c. Employee's obligation not to use, publish or disclose confidential information of KO will cease five (5) years after termination or expiration of employment. Employee's obligation not to use, publish or disclose any Trade Secret of KO has no time limitation.

     d. Employee shall disclose to Company and agrees to and does hereby assign to Company, without charge, all his right, title and interest in and to any and all inventions and discoveries that he may make, solely or jointly with others, while in the employ of Company, that relate to or are useful or may be useful in connection with business of the character carried on or contemplated by KO, and all his right, title and interest in and to any and all domestic and foreign applications for patents as well as any divisions or continuations thereof covering such inventions and discoveries and any and all patents granted for such inventions and discoveries and any and all reissues, extensions and revivals of such patents; and upon request of Company, whether during or subsequent to this employment, Employee shall do any and all acts and execute and deliver such instruments as may be deemed by Company necessary or proper to vest all Employee's right, title and interest in and to said inventions, discoveries, applications and patents in Company and to secure or maintain such applications, patents, reissues, extensions and/or revivals thereof. All necessary and proper expenses in connection with the foregoing shall be borne by Company, and if services in connection therewith are performed at Company's request after termination of employment, Company will pay reasonable compensation for such services. Any inventions and discoveries relating to KO's business made by Employee within one year after termination of employment with Company shall be deemed to be within this provision, unless Employee can prove that the same were conceived and made following said termination and such conception or invention is not based upon or related to any Trade Secret, as defined herein, received pursuant to Employee's employment with Company.

     e. Employee hereby assigns to Company, without charge, all his right, title and interest in and to all original works of authorship filed in any tangible form, prepared by him, solely or jointly with others, within the scope of his employment by Company. In addition, Company and Employee hereby agree that any such original work of authorship that qualifies as a "work made for hire" under the U.S. copyright laws shall be a "work made for hire" and shall be owned by Company.

     f. Employee acknowledges and agrees that in the event he breaches, threatens in any way to breach, or it is inevitable that he will breach, any of the provisions of this Paragraph, damages shall be an inadequate

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remedy and Company shall be entitled, without bond, to injunctive or other equitable relief. Company's rights in this respect are in addition to all rights otherwise available at law or in equity.

     17. Waiver or Modification. No waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith. Furthermore, no evidence of any modification or waiver shall be offered or received as evidence in any proceeding, arbitration or litigation between the parties arising out of or affecting this Agreement or the rights or obligations of any party hereunder, unless such waiver or modification is in writing, duly executed as aforesaid. The provisions of this paragraph may not be waived except as herein set forth.

     18. Complete Agreement. This written Agreement contains the sole and entire agreement between the parties as to the matters contained herein and, effective upon the Close, supersedes any and all other agreements between them, including in particular the employment agreement dated December 21, 1999 between Company and Employee. The parties acknowledge and agree that neither of them has made any representation with respect to such matters of this Agreement or any representations except as are specifically set forth herein, and each party acknowledges that he or it has relied on his or its own judgment in entering into this Agreement.

     19. Choice of Law. This Agreement and the performance hereunder and all suits and special proceedings hereunder shall be construed in accordance with the laws of the State of Georgia.

     20. Invalid Provision. The invalidity or unenforceability of a particular provision of this Agreement shall not effect the other provisions hereto, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

     21. Binding Effect of Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, assigns and legal representatives.

     22. Assignment. This Agreement shall be construed as a contract for personal services by Employee to Company and shall not be assignable by Employee.

     23. Survival. The provisions of Paragraphs 15, 16, 17, 18, 19, 20, 21, 22 and 23 hereof shall survive the termination or expiration of this Agreement.

     24. Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or when mailed by certified registered mail, return receipt requested, with postage prepaid to their current address or to such other address as they request in writing.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first written above.

                                          ODWALLA, INC.

                                                 /s/ JAMES R. STEICHEN
                                          --------------------------------------
                                          By: James R. Steichen

                                          As its: SR VP, CFO

                                             /s/ D. STEPHEN C. WILLIAMSON
                                          --------------------------------------
                                          D. Stephen C. Williamson